Exhibit 99.1

                     ECD OVONICS' BATTERY SUBSIDIARY GRANTS
                        PATENT LICENSE TO SUPPO OF CHINA

Rochester Hills, Mich., May 19, 2005 -- Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today that its subsidiary, Ovonic Battery Company, Inc. (Ovonic Battery), has entered into a patent license agreement in connection with its proprietary nickel metal hydride (NiMH) battery technology with Union Suppo Battery Co., Ltd. (Suppo) of the People's Republic of China. Under the consumer battery license grant, Suppo has a royalty-bearing, nonexclusive right to make, use and sell consumer NiMH batteries for nonpropulsion applications.

In a joint statement, Robert C. Stempel, Chairman and CEO of ECD Ovonics and Chairman of Ovonic Battery, and Stanford R. Ovshinsky, President and CTO of ECD Ovonics and CEO of Ovonic Battery, said, "It is gratifying to see companies from the People's Republic of China following the Chinese official policy of utilizing science and technology as a basis for their continued economic growth, and joining the rest of the significant manufacturers of nickel metal hydride batteries who are our licensees. We are pleased to be working with Suppo, one of China's more established NiMH manufacturers. We have been impressed by the quality of Suppo's products, and we look forward to our technical cooperation."

Dr. Liu Guozhong, Suppo's President, said, "We respect the Ovonic patents and technology, and we expect that access to Ovonic advanced materials and scientists will improve the performance of Suppo NiMH products."

About ECD Ovonics
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has pioneered and developed enabling technologies leading to new products and production processes

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based on amorphous, disordered and related materials, with an emphasis on advanced information technologies and alternative energy, including photovoltaics, fuel cells, consumer hydride batteries and hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products, and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. ECD Ovonics' website address is http://www.ovonic.com.

About Suppo
Union Suppo Battery was established in 1994 and produces a large line of NiMH products. Suppo's major plant is located in Shenyang, Liaoning. Suppo has over 500 employees, factory space of 18,000 square meters, and is unique within China by producing their own metal hydride materials. With a production capacity of 4 million batteries per month, Suppo is presently selling mainly within the PRC, but looking to export more significantly in the future. Suppo's website address is http://www.suppo.com.

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This release may contain forward-looking statements within the meaning of the
Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contacts:
Energy Conversion Devices                   Union Suppo Battery Co., Ltd.
Ghazaleh Koefod, Investor Relations         sales@suppo.com
Dick Thompson, Media Relations
248-293-0440